Exhibit 99.1

NASDAQ: FIZZ
For Immediate Release
Contact: Office of the Chairman, Grace Keene

NEW LACROIX THEMES

FLAVOR

MIAMI SCENE

FORT LAUDERDALE, FL, November 5, 2018 . . . Miami shoppers are ‘feeling’ the scents, sounds and aromas of the newest LaCroix themes by National Beverage Corp. (NASDAQ: FIZZ).

In keeping with Miami’s trendsetting Art – Food – Fashion – Music and innovative lifestyle persona, LaCroix has launched two new themes that ‘highlight’ the lively, exotic Miami personality. This riveting culture combines Cuban, Hispanic and South American influences on the social ambiance now affecting all aspects of lifestyles. We are elated that Miami was chosen to launch Cubana, Coffea Exotica and Coconut Cola to such a passionate LaCroix consumer and wow them with this launch. Consumers, retailers and the ‘street scene’ responses have awakened the Miami ‘scent’ with these LaCroix innovations in such an ooh na na ‘sparkling way’.

Lee C. Milam, Chief Sales Officer of Milam's Markets, stated, “These new LaCroix themes are igniting the sparkling water category. We've seen a new level of excitement from our consumers during these samplings and these new LaCroix themes will broaden the audience for this category. Once again, LaCroix proves itself to be the leader in the sparkling water category.”

“The results of our unique BrandEd in-store experience have been positively reflective as to the future of these themes,” stated Chairman and Chief Executive Officer, Nick A. Caporella. “The excitement generated by this test launch, as reflected on follow-up surveys, has been based on the input of the thousands of consumers who participated in this unique preview, and I am pleased to report that we are ‘go’ for liftoff. National Beverage continues to excel at innovation,” concluded Mr. Caporella.

Our Way is Tastefully . . .

Sparkling !!

Innovation should be new – but ours has the ‘essence’ to refresh and captivate with FIZZ + Fun

“Patriotism” – If Only We Could Bottle It!